Exhibit 99.1

Mersana Therapeutics Announces Research Collaboration and Commercial License
Agreement with Merck KGaA, Darmstadt, Germany to Develop Novel Immunosynthen
Antibody-Drug Conjugates

-	Collaboration focuses on discovering novel STING-agonist ADCs for up to two targets leveraging Mersana’s proprietary immunostimulatory platform

-	Mersana to receive $30 million upfront payment, up to $800 million in development, regulatory and commercial milestones, and tiered royalties up to the low double-digit percentages on net sales

-	Mersana’s third significant collaboration agreement in 2022 reflects its increasing role as an ADC partner of choice

CAMBRIDGE, Mass., December 22, 2022 - Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today announced a research collaboration and commercial license agreement with a subsidiary of Merck KGaA, Darmstadt, Germany to discover novel Immunosynthen ADCs directed against up to two targets. Immunosynthen, Mersana’s proprietary STING-agonist ADC platform, is designed to generate systemically administered ADCs that locally activate STING signaling in both tumor-resident immune cells and in antigen-expressing tumor cells, unlocking the anti-tumor potential of innate immune stimulation.

“Building on our deep expertise in the ADC space, we are focused on the discovery of next-generation state-of-the-art ADC drugs,” said Paul Lyne, Head of Research Unit, Oncology, Merck KGaA, Darmstadt, Germany. “An approach that can directly target the tumor microenvironment with an immunomodulatory ADC has the potential to bring the benefits of this immunotherapy to a broader group of patients. This collaboration with Mersana to design novel immunostimulatory ADCs that can harness the potential of the STING pathway is an ideal complement to our innovation in this area.”

The STING pathway is a fundamental means of generating innate immune responses that can lead to anti-tumor activity and immunological memory. Mersana has generated preclinical data demonstrating Immunosynthen’s ability to enable highly targeted STING activation within both tumor cells and tumor-resident myeloid cells while avoiding unwanted systemic effects.

“We are pleased to be partnering with Merck KGaA, Darmstadt, Germany in a collaboration designed to extend the reach of our Immunosynthen platform and bring novel new product candidates forward with the potential to benefit patients,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “With three significant new collaborations signed in 2022 alone, we are demonstrating Mersana’s increasing role as a partner of choice within the ADC field.”

Under the terms of the agreement, Mersana will develop novel ADC product candidates against up to two targets utilizing its Immunosynthen platform to conjugate proprietary antibodies from Merck KGaA, Darmstadt, Germany. Mersana will be responsible for certain discovery activities, as well as limited preclinical manufacturing and supply obligations, which will be reimbursed by Merck KGaA, Darmstadt, Germany. Merck KGaA, Darmstadt, Germany will be solely responsible for in vitro and in vivo characterization, other preclinical work, and all clinical development and potential commercialization activities relating to any resulting product candidates.

Mersana will receive an upfront payment of $30 million. Mersana is also eligible to receive reimbursement of certain costs, up to $800 million in potential regulatory, development and commercial milestone payments, and tiered royalties up to the low double-digit percentages on worldwide net sales of any approved ADCs developed under the agreement.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, upifitamab rilsodotin (UpRi), is a Dolaflexin ADC targeting NaPi2b that is being studied in UPLIFT, a single-arm registrational trial in patients with platinum-resistant ovarian cancer; UPGRADE-A, a Phase 1/2 clinical trial evaluating UpRi in combination with carboplatin; and UP-NEXT, a Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. Mersana is also advancing XMT-1660, a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2), in addition to other earlier-stage assets. In addition, multiple partners are using Mersana’s platforms to advance their ADC pipelines. Mersana routinely posts information that may be useful to investors on the “Investors & Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, those concerning Mersana’s collaboration with Merck KGaA, Darmstadt, Germany; the development and potential commercialization of product candidates through this collaboration; the obligations of the parties pursuant to the collaboration and license agreement; the therapeutic potential of Mersana’s product candidates, including those based on its Immunosynthen platform; the expected receipt of an up-front payment from Merck KGaA, Darmstadt, Germany; and Mersana’s potential to receive future milestone payments and royalties pursuant to the collaboration with Merck KGaA, Darmstadt, Germany. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the initiation of clinical trials and in the clinical development of product candidates; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; the risk that the outcomes of preclinical studies will be predictive of clinical trial results; risks to Mersana’s and its collaboration partners’ abilities to meet other anticipated deadlines and milestones, whether presented by the ongoing COVID-19 pandemic or otherwise; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 7, 2022, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com

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